EXHIBIT 3.6

                                 Promissory Note

                                 PROMISSORY NOTE


Borrower: Sew Cal Logo, Inc.                Lender: Richard & Judy Songer
          207  West  138th  St.                     301 Camino Bravado
          Los Angeles, CA   90061                   San Clemente, CA  92673


Effective Date: March 1, 2004                 Due Date: March 1, 2005
Amount:  $355,384.30                     Interest Rate: 10% Fixed Rate -
                                                            Simple Interest




SEW CAL LOGO, INC., referred to herein as "BORROWER", agrees to pay to the order of RICHARD and JUDY SONGER, referred to herein as "LENDER", the sum of $355,384.30 (THREE HUNDRED FIFTY-FIVE THOUSAND THREE HUNDRED EIGHTY FOUR AND THIRTY/ONE HUNDRED DOLLARS) at Los Angeles, California on March 1, 2004, with an interest thereon at a rate of 10% per annum- Fixed Rate calculated as simple interest, beginning March 1, 2004.

This note is payable in U.S. Dollars and is collateralized by the assets of the company, including but not limited to: any and all equipment owned by the company, inventory, and outstanding receivables. This note shall be subordinated by any balance due on unpaid notes, including any provisions therein, to United Commercial Bank, 199 S. Los Robles Ave., Suite 580, Pasadena, CA 91101. Upon payment in full of said notes to United Commercial Bank, all accrued interest and the principal amount shall become due and payable immediately upon demand, regardless of maturity date.

This note may be extended at the same interest rate upon agreement of both the BORROWER and the LENDER. Any such extension will be in keeping with the exact maturity dates of notes with United Commercial Bank and any extensions or revisions granted on their behalf with all subordination remaining in full force until such notes are satisfied in full.

Should BORROWER default for any reason, BORROWER agrees to pay any reasonable legal fees for any and all services of an attorney, whether in or out of court, and for appeal and post judgement legal services, incurred in collecting this debt.


Sew Cal Logo, Inc.


/s/ Richard Songer
-----------------------------
Richard Songer, its President


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